Exhibit 99.1

Blueknight Announces First Quarter 2018 Results and the Cimarron Express STACK Pipeline

OKLAHOMA CITY - May 10, 2018 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three months ended March 31, 2018.

Summary:

Results for the Quarter:

•
Net income of $4.4 million on total revenues of $44.7 million for the three months ended March 31, 2018, versus net income of $3.5 million on total revenues of $46.3 million for the same period in 2017.

•	Operating income of $5.8 million for the three months ended March 31, 2018, as compared to operating income of $6.6 million for the same period in 2017.

•
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $16.5 million for the first quarter of 2018, versus $15.2 million for the same period in 2017. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

•
Distributable cash flow of $11.3 million for the three months ended March 31, 2018, as compared to $10.3 million for the three months ended March 31, 2017. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, to be filed with the Securities and Exchange Commission on May 10, 2018.

Comments from BKEP CEO Mark Hurley:

“Our first quarter results were highlighted by another year-over-year increase in operating margin on our asphalt terminalling services segment. Operating margin, excluding depreciation and amortization increased 7.3% for the quarter ended March 31, 2018, as compared to the same period in 2017. The recently closed acquisitions of the Bainbridge, Georgia terminal from Ergon in December 2017 and the Muskogee, Oklahoma terminal in March 2018 helped drive the increase in operating margin. We remain optimistic for our asphalt business in 2018. In addition, both Adjusted EBITDA and distributable cash flow increased 8.6% and 9.0% year-over-year, respectively, furthered by $2.2 million of cash received from the final installment of the Advantage Pipeline investment sale.”

“Cushing crude oil inventory is currently 34% below its five-year average and 46% below last year’s inventory level, which created soft demand for storage and lower overall storage rates. While we remained close to fully contracted during the first quarter of 2018, we anticipate a relatively weak recontracting market in the near-term, which will impact the profitability of this segment.”

“Our crude oil pipeline business continued to be impacted by our out-of-service pipeline in Oklahoma, which limited our volumes. However, this pipeline is anticipated to resume service by the end of the second quarter, doubling our total pipeline transportation capacity. The pipeline will transport lighter crudes to Cushing that are dominant in the south-central part of Oklahoma, which includes the active SCOOP region. The increased capacity comes at a time when increases in crude oil prices have bolstered producer and marketer activity. Given the more favorable economics, we anticipate volumes to increase during the second half of 2018. Also, we saw a slight year-over-year increase in our trucking volumes. We expect a more significant uptick in our trucking volumes as we move through the second quarter and into the second half of the year once service is restored on our pipeline.”

“Our fully-diluted distribution coverage for the first quarter of 2018 was 0.89 times versus a coverage of 0.84 times for the same period in 2017. Our leverage for the first quarter of 2018 was 4.90 times, and we maintained our common unit distribution at $0.1450 for the quarter. Because of the current anticipated weakness in the Cushing crude oil storage market and potential impact on overall cash flows, we are considering options to enhance our financial flexibility and fund our operations and growth projects. These options include a potential sale of certain assets and an approximate 30% reduction in the cash distributions to be paid to the Partnership’s common unitholders. We believe these steps are prudent considering the extremely weak equity markets and relative disconnect in common unit yields. Once executed, this plan is expected to help significantly decrease leverage and enhance our financial flexibility and enable us to manage through the challenging Cushing storage environment.”

“This morning, Kingfisher Midstream, LLC (“Kingfisher Midstream”), a wholly-owned subsidiary of Alta Mesa Resources, Inc. (“Alta Mesa”), together with affiliates of Ergon, Inc. (“Ergon”) and BKEP announced the execution of definitive agreements to form Cimarron Express Pipeline, LLC (“Cimarron Express”). The venture will construct a new 16-inch diameter, 65-mile crude oil pipeline from northeastern Kingfisher County, Oklahoma to BKEP’s Cushing, Oklahoma crude oil terminal. Kingfisher Midstream and Ergon will each own 50% of Cimarron Express. Ergon, owner of the General Partner of BKEP, will hold its ownership in Cimarron Express through a newly created, wholly-owned subsidiary, ERGON - OKLAHOMA PIPELINE, LLC (“Devco”). Ergon and BKEP also entered into an agreement that gives each party rights concerning the purchase or sale of Devco, subject to certain terms and conditions. In addition, Alta Mesa executed a long-term acreage dedication and transportation agreement with Cimarron Express, which incorporates approximately 120,000 net acres in Kingfisher and Garfield counties. BKEP will manage the construction of the pipeline under a Construction Management Agreement and will also operate the pipeline on behalf of Cimarron Express. This is a project we have been working on for some time and we are pleased to be entering into it with Ergon and Alta Mesa. The pipeline will provide direct market access at Cushing for producers and will have an initial capacity of 90,000 barrels per day, expandable to over 175,000 barrels per day. The new pipeline is expected to be completed in mid-2019.”

“As we move forward, we will focus on creating value for our unitholders by maintaining discipline as we execute our financial and operational plans to expand margins and increase utilization of our assets across our business segments.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2017 and 2018 (in thousands, except per unit data):

	Three Months ended March 31,
	2017	2018
	(unaudited)
Service revenue:
Third-party revenue	$28,663	$17,318
Related-party revenue	13,642	6,321
Lease revenue:
Third-party revenue	—	9,804
Related-party revenue	—	7,703
Product sales revenue:
Third-party revenue	4,035	3,514
Total revenue	46,340	44,660
Costs and expenses:
Operating expense	31,906	31,135
Cost of product sales	3,139	2,637
General and administrative expense	4,585	4,221
Asset impairment expense	28	616
Total costs and expenses	39,658	38,609
Loss on sale of assets	(125)	(236)
Operating income	6,557	5,815
Other income (expenses):
Equity earnings in unconsolidated affiliate	61	—
Gain on sale of unconsolidated affiliate	—	2,225
Interest expense (net of capitalized interest of $2 and $28, respectively)	(3,030)	(3,569)
Income before income taxes	3,588	4,471
Provision for income taxes	46	29
Net income	$3,542	$4,442

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$209	$231
Preferred interest in net income	$6,279	$6,278
Net loss available to limited partners	$(2,946)	$(2,067)

Basic and diluted net loss per common unit	$(0.08)	$(0.05)

Weighted average common units outstanding - basic and diluted	38,146	40,289

The table below summarizes our financial results by operating segment margin for the three months ended March 31, 2017 and 2018 (in thousands):

	Three Months ended March 31,		Favorable/ (Unfavorable)

Operating Results	2017	2018	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$14,236	$15,280	1,044	7%
Crude oil terminalling operating margin	5,114	3,325	(1,789)	(35)%
Crude oil pipeline services operating margin	14	(60)	(74)	(529)%
Crude oil trucking and producer field services operating margin	(3)	(290)	(287)	(9,567)%
Total operating margin, excluding depreciation and amortization	$19,361	$18,255	(1,106)	(6)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, and asset impairment charges. Distributable cash flow is defined as Adjusted EBITDA, less cash paid for interest, maintenance capital expenditures, and cash paid for taxes. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three months ended March 31,
	2017	2018
Net income	$3,542	$4,442
Interest expense	3,030	3,569
Income taxes	46	29
Depreciation and amortization	8,066	7,367
Non-cash equity-based compensation	500	501
Asset impairment expense	28	616
Adjusted EBITDA	$15,212	$16,524
Cash paid for interest	(3,563)	(3,673)
Cash paid for income taxes	—	—
Maintenance capital expenditures, net of reimbursable expenditures	(1,318)	(1,593)
Distributable cash flow	$10,331	$11,258

Distribution declared (1)	$12,229	$12,652
Distribution coverage ratio	0.84	0.89
______________
(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

	Three Months ended March 31,		Favorable/ (Unfavorable)

Operating Results	2017	2018	$	%
Total operating margin, excluding depreciation and amortization	$19,361	$18,255	(1,106)	(6)%
Depreciation and amortization	(8,066)	(7,367)	699	9%
General and administrative expense	(4,585)	(4,221)	364	8%
Asset impairment expense	(28)	(616)	(588)	(2,100)%
Loss on sale of assets	(125)	(236)	(111)	(89)%
Operating income	$6,557	$5,815	(742)	(11)%

Investor Conference Call

The Partnership will discuss first quarter 2018 results during a conference call on Thursday, May 10, 2018 at 1:00 p.m. CDT (2:00 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	10.4 million barrels of liquid asphalt storage located at 56 terminals in 26 states;

•	6.9 million barrels of above-ground crude oil storage capacity, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma; and

•	65 crude oil transportation vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP:
Investor Relations, (918) 237-4032
investor@bkep.com
or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900